Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-111496, 333-134012, 333-144953 and 333-168395; Form S-4 No. 333-139111; Form S-8 Nos. 333-42866, 333-69058, 333-88808, 333-104190, 333-114633, 333-124074, 333-125133, 333-129611, 333-134399, 333-140416, 333-147389, 333-151625, 333-159662 and 333-168393) of Illumina, Inc. and in the related Prospectuses of our reports dated February 28, 2011, with respect to the consolidated financial statements and schedule of Illumina, Inc. and the effectiveness of internal control over financial reporting of Illumina, Inc., included in this Annual Report (Form 10-K) for the year ended January 2, 2011.
/s/ Ernst & Young LLP
San Diego, California
February 28, 2011